United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 1-K

SEMIANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal period ended: December 31, 2019

Electromedical Technologies, Inc.

(Name of Small Business Issuer in its Charter)

Delaware	82-2619815
(State or other jurisdiction of	(I.R.S.Employer
incorporation or organization)	Identification No.)

16561 N. 92nd Street Suite 101 Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (888) 880-7888

Forward Looking Statements

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this report on Form 1-K and our December 31, 2018 Annual Report on Form 1-K.

This Annual Report on Form 1-K contains forward-looking statements. All statements other than statements of historical facts contained in this Report on Form 1-K, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our estimates of our financial results and our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Report on Form 1-K may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Report on Form 1-SA to conform these statements to actual results or to changes in our expectations.

As used herein, the “Company,” “our,” “we,” or “us” and similar terms refers to Enhance-Your-Reputation.com, Inc. unless the context indicates otherwise.

Item 1. Business

Overview

The Company was formed in Nevada in August 30, 2002 as IntelSource Group, Inc. and began operations in 2003. Through a series of mergers, the Company began operating as ElectroMedical Technologies, LLC, an Arizona limited liability company on November 9, 2010. The Company converted to a corporation in the State of Delaware on August 23, 2017.

Electromedical Technologies is a bioelectronics manufacturing and marketing company. We offer U.S. Food and Drug Administration (FDA) cleared medical devices for pain management.

Bioelectronics is a developing field of “electronic” medicine, which uses electrical impulses over the body’s neural circuitry to try to alleviate pain, without drugs. The human body is controlled by electrical signals sent through the nervous system, which can become distorted after accidents or as a result of disease. The field of bioelectronic medicine aims to safely correct irregularities in the nervous system by modifying the electrical language of the body related to pain relief.

Our mission is to improve global wellness for people suffering from various painful conditions by relieving chronic and acute pain using energy, frequency and vibration as an alternative to pharmaceuticals; and one day, read and modifies electrical signals passing along nerves in the body, to restore long-term health. We believe that we do this by delivering innovative solutions providing fast and long- lasting pain relief across the broadest range of ailments. We engineer simple-to-use bioelectronics therapy devices, which send a proprietary sequence of electrical signals. We believe our devices have proven to be highly effective over the past decade and have the technological capability to be used in medical research.

We have a corporate goal to offer the public effective alternatives to addictive pain- relieving drugs, such as opioids. According to the Society of Actuaries, opioid overdose deaths are now the single largest factor slowing the growth in U.S. life expectancy and has led to stagnation or decreases in life expectancy three years in a row for the first time since 1915–1918, when the country was facing World War I and the Spanish flu pandemic The Centers for Disease Control (CDC) reports that overdose deaths involving prescription opioids have quadrupled since 1999 and that drug overdoses now kill more people every year than gun violence or car accidents. From 1999 to 2017, more than 702,000 people have died from a drug overdose. In 2017, more than 70,000 people died from drug overdoses, making it a leading cause of injury-related death in the United States. It is our aim to offer effective nontoxic, noninvasive alternatives to pain management.

We believe that we can provide an opioid-free solution to over 100 million people suffering from chronic and acute pain just in the US market alone. In recent years, we have also focused on the market for U.S. military service veterans, many of which do not have many options other than powerful drugs that can cause side effects when it comes to treating chronic or acute pain. We intend to include a special program that will offer our new POD devices at no upfront cost for veterans of the U.S. armed forces and their immediate families, which according to the Census Bureau, as of 2014, consists of nearly 22 million individuals.

Principal Products and Services

WellnessPro Plus

Our principal product, WellnessPro Plus, is an intelligent and effective bioelectronics therapy prescription device; and is used by consumers and health care professionals to relieve chronic and acute pain. Research studies have shown the efficacy of bioelectronics therapy in the treatment of chronic pain from a variety of ailments. This medical device is classified in the FDA as a transcutaneous electrical nerve stimulation (“TENS”) device. We believe, based on consumer and professional testimonials from the past decade that our device has been on the market, that the WellnessPro Plus treats pain conditions faster with longer-lasting relief, compared to lower cost conventional TENS devises. We attribute this in part to our proprietary algorithm and technology that we call the “DeepPulse.” With the DeepPulse there are close to one million frequency ranges to choose from to help prevent accommodation. The device can also generate micro-current stimulation.

The device sends a proprietary sequence of electrical signals that change at various times, preventing accommodation (where the body adapts to specific treatments, diminishing treatment effectiveness). Also, our proprietary DeepPulse pre-modulation technology allows signals to penetrate deeper into affected areas, which we believe produces faster, longer-lasting pain relief.

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WellnessPro POD and Wellness IONLOGIC Pen

We are planning to bring two new products to market – extending the Wellness Product line: the WellnessPro POD, our first wearable product, and the Wellness IONLOGIC Pen. We believe that the WellnessPro POD represents an exciting product line expansion as a wearable device that will be intended to treat chronic pain, PTSD, anxiety, depression and insomnia upon FDA clearance. We intend to sell this device over-the-counter; however, some modalities on this device may only be provided with a prescription. Our target market for the WellnessPro POD is chronic pain sufferers, which is estimated to be 100 million individuals in the United States alone. We intend to focus on various segments in this market, including veterans of U.S. armed forces, which according to the Census Bureau, as of 2014, consists of nearly 22 million individuals. Our goal is to educate the medical community of the benefits of "natural", non-invasive, non-toxic pain relief and for the WellnessPro POD to be an initial choice for practitioners to prescribe separately or in conjunction with pain medication.

Both of these new products, each in the development stage, will be designed to integrate with the WellnessPro Plus to leverage the engineering breakthroughs and intellectual property found in the WellnessPro Plus, and yet will still function as standalone devices.

WellnessPro POD

•	The WellnessPro POD is a compact wearable device intended to keep pace with the evolution in pain management across practice segments, which will expand the possible range of treatable modalities to include PTSD, anxiety, depression and insomnia upon FDA clearance.

WellnessIONLOGICPen

•	The Wellness IONLOGIC Pen is a unique interferential cold laser used to deliver targeted frequency stimulation. This therapeutic laser, which we intend to sell over-the-counter, will deliver expanded wavelengths relative to comparable lasers combined with micro-stimulation. We believe this will improve circulation and tissue healing and reduce inflammation and pain. The Wellness IONLOGIC Pen will also have cosmetic applications for skin issues.

Market

The WellnessPro line of products is intended for anyone living with pain caused by various medical conditions or trauma, or who is battling pharmaceutical (e.g. opioid) dependency or addiction. The products can be purchased directly by consumers or used by healthcare practitioners, including:

•	Chiropractors;
•	Physiotherapists;
•	Pain management doctors and clinicians;
•	Natural medicine doctors;
•	Sports medicine doctors; and
•	Athletic trainers.

According to information provided by the American Academy of Pain Medicine, at least 100 million Americans suffer from chronic pain, not including acute pain for children. We believe that Electromedical represents a tested, proven solution for different segments of the population.

We plan to address these individuals directly as well as through their healthcare providers. There are approximately 77,000 chiropractors and 123,000 physiotherapists in the United States. Combined, over 200,000 healthcare practitioners focused on rehabilitation and pain relief – not to mention practitioners involved in sports medicine, natural medicine and pain management.

In addition, we believe there are certain niche markets that our products are well suited to address. As discussed above, we expect that veterans will be the first market for the WellnessPro POD as it addresses the various needs our veteran population is suffering from.

Further, we believe that our products can help provide a solution to the opioid problem. We believe that the WellnessPro POD will also be highly effective for pain management and relief and could be used as an alternative, or can be prescribed in conjunction with pain medication, to reduce the amount of deaths and addictions due to Opioid abuse and misuse.

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Competition

We operate in the pain management, rehabilitation and physical therapy market. We not only compete with other similar devices that treat pain and other medical ailments, but also with traditional treatment approaches such as drug prescriptions and surgery and rehabilitation therapy and complementary medical practices such as acupuncture. Further, our competitors include several large, diversified companies who have more financial, marketing and other resources, distribution networks and greater name recognition than us. These competitors include: Galvani Bioelectronics, Medtronic and DJOGlobal-Chatanooga. Historically, Electromedical has competed in the “electromedical” and "bio-electrotherapy" device segment, including the crowded TENS market, which now includes inexpensive TENS devices such as the devices produced by “IcyHot.”

Strategy

Electromedical Technologies, for the first fifteen years of its existence, has been fortunate to have grown “organically” without formal sales and marketing programs and investments. We believe this is because of our product’s ability to deliver pain relief and a resulting better quality of life and wellness for thousands of customers, many who shared their stories of recovery, which can be found on our website. We believe that those testimonials influenced thousands of people living with ailments and pain to turn to the WellnessPro Plus for relief. In 2019 and beyond, Electromedical will engage in a comprehensive and fully integrated marketing program to increase sales and build the Electromedical brand. The integrated marketing program will include the following elements:

Website marketing.

o	Using sophisticated tools integrated with our website, such as marketing automation, we will automate the process of nurturing web visitors and increasing sales.

•	Digital marketing.

o	Using advanced approaches for improving Electromedical’s organic and paid search optimization results, we will increase traffic to and sales from our website.

•	Social marketing and advertising.

o	Using a comprehensive approach to marketing across the primary social channels (twitter, LinkedIn, Facebook, YouTube, Instagram), we will engage consumers and influencers (associations), elevate the brand and increase sales directly and indirectly.

o	Social marketing will also include the thoughtful use of Facebook ads and LinkedIn sponsored posts to drive web traffic and increase sales.

•	Content marketing.

o	Using a thoughtful approach to newsletters and blog content, we will elevate the brand and increase sales directly and indirectly.

•	Partner and association marketing.

o	We will selectively identify associations and partners that can help elevate the brand and increase sales. Examples of associations that we intend to target include the American Chiropractic Association, which may provide an important opportunity to increase awareness, exercise thought leadership and drive sales.

•	Trade show marketing

o	We will evaluate and participate in selective medical device and wellness trade shows, which elevate the brand and increase sales.

In addition to a comprehensive marketing program, Electromedical will make strategic investments in sales staff, training and support, all intended to expand distribution and sales.

•	Sales Staff: Electromedical intends to hire a Sales Director to further develop its business opportunities on various geographic areas.

•	National Technical Training Manager: Electromedical intends to hire a National Technical Training Manager to develop and implement training programs.

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Our Advantages

Why Bioelectronics?

We believe Bioelectronic medicine represents an evolution in electrotherapy, which brings together electronics and biology for the treatment of pain. This evolution corresponds with Electromedical’s bioelectrical engineering focus for more than 15 years.

The bioelectronics field has recently seen more interest with announcements such as British pharmaceutical giant GlaxoSmithKline and Google's parent company Alphabet forming a new company, Galvani Bioelectronics. Also, industry leaders such as General Electric are also making investments in bioelectronics. Electromedical believes bioelectronics will change medical science forever and how people are treated for their conditions; with non-invasive products that will be able to read and modify electrical signals passing along nerves and cells in the body, to restore health.

As reported in the Wall Street Journal, July 2016, Kevin Tracey, president and chief executive officer of the Feinstein Institute for Medical Research, commented “we live in a pharmacocentric culture today, where the world revolves around a drug for everything in a trillion-dollar pharmaceutical industry,” he says. “But when I talk to patients…people don’t want to take drugs.” According to the Feinstein Institute, “bioelectronics medicine is a scientific discipline that brings together molecular biology, neurophysiology, neurotechnology and analytics to develop nerve-stimulating technologies to regulate the molecular targets underlying disease. This approach promises to deliver therapies superior to pharmaceuticals in terms of efficacy, safety, and cost, without significant side effects.”

The field of bioelectronic medicine is focused on fighting diseases by delivering targeted electrical signals into the body and utilizing existing nervous-system connections linking the brain to every part of the body. Our WellnessPro platform stimulates the peripheral nerves that send information about touch and vibration. The signals from the stimulated nerves interfere with pain signals traveling to the brain, which reduces the brain’s perception of pain, and stimulate naturally occurring pain relievers (e.g. dopamine).

Unlike implantable bioelectronic medicine devices planned by Galvani Bioelectronics and supplied by Medtronic, the WellnessPro POD is a portable, non-toxic and non-invasive device.

Electromedical – a possible answer to the Growing Opioid Problem?

It is our goal and passion to significantly help reduce people’s dependency on pharmaceutical drugs and subsequently drug abuse – specifically from dangerous and highly addictive opioid narcotics. We think it is time to be bold and aggressive with our technology and commitment to help people who suffer from chronic and often crippling pain. We believe that the amount of data around opioid abuse due to chronic pain is staggering. According to a report published by the National Institute on Drug Abuse, “between 26.4 million and 36 million people abuse opioids worldwide, with an estimated 2.1 million people in the United States suffering from substance use disorders related to prescription opioid pain relievers in 2012.”

We support the effort and awareness for the opioid epidemic. People are dying, families are suffering, and the addictions are real. We believe that our WellnessPro Plus and future products, will bring a drug-free solution to those suffering with chronic pain and offers real relief. Moreover, we believe that the miniaturized, affordable WellnessPro POD will bring this technology to the masses.

Groundbreaking research at the Minneapolis VA has found no long-term benefits for patients taking opioid medications for chronic pain — a finding that we believe is likely to strengthen the case for reducing use of the addictive medications that have been responsible for a sharp rise in drug overdoses and deaths.

Distribution

Currently, Electromedical Technologies sells its products to consumers through a network of independent sales representatives and distributors, domestically and internationally, as well as through the Company website. These channels for Electromedical include:

•	Private citizens that elect to start a business reselling Electromedical products;
•	Professional distributors and independent sales representatives which currently sell medical devices into our target markets (chiropractic, physiotherapy, sports medicine, etc.); and
•	Healthcare professionals who not only administer treatments using the WellnessPro Plus but also sell the WellnessPro Plus to patients. Healthcare professionals in this channel include, chiropractors, physiotherapists, pain management doctors and clinicians, natural medicine doctors, sports medicine doctors and athletic trainers.

We recently signed independent sales representative and licensing agreement to open Electromedical de Mexico and develop a network of local sales representatives. This sales representative has a network of 200 representatives in Mexico.

In addition, we received FSS contract number relative to sales to US Veterans and Administration (VA) via third party. Under the terms of the agreement with the third party we plan to supply our product for resale to the VA. Sales have not yet begun.

Our current products require a prescription; however, we intend that our expansion lines will be available over-the counter.

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Manufacturing

We outsource our inventory production to a number of manufacturers in the United States and in Asia. The final WellnessPro package assembly is completed in the United States. In addition, to sourcing our own factories, the Company uses a U.S. based global sourcing provider to source and manage, including performing quality assurances, our manufacturers based in Asia, primarily in China. We are currently looking to source additional vendors to help expand the geographic diversity of our manufacturing facilities and are considering moving our manufacturing to the United States and negotiating directly with more of our manufacturers.

Research and Development

We maintain an active research and development program. Research and development costs are expensed as incurred. Research and development costs amounted to $82,849 and $0 during the years ended December 31, 2019 and 2018, respectively and are included in selling, general and administrative expenses on the accompanying statement of operations.

Employees

We currently have five full-time employees working out of Scottsdale, Arizona.

Regulation

Medical devices are regulated by the Food and Drug Administration (the “FDA”) in the United States and can be regulated by foreign governments for devices sold internationally. The Company has medical device certifications in the USA (FDA) and Mexico (COFEPRIS) and is ISO 13485:2016 certified.

The Federal Food, Drug and Cosmetic Act and regulations issued by the FDA regulate testing, manufacturing, packaging, and marketing of medical devices. Under the current regulations and standards, we believe that our devices are subject to general controls, including compliance with labeling and record-keeping rules. In addition, our medical devices require pre-market approval, which for TENS devices can be achieved through a 510(k) premarket notification submission.

Further, our manufacturing processes and facilities are also subject to regulations, including the FDA’s QSR requirements (formerly Good Manufacturing Practices). These regulations govern the way we manufacture our products and maintain documentation for our manufacturing, testing and control activities. In addition, to the extent we manufacture and sell products abroad, those products are subject to the relevant laws and regulations of those countries.

Finally, the labeling of our devices, our promotional activities and marketing materials are regulated by the FDA and various state agencies. Activities that are constrained by these regulations include the marketing of our products for “off-label” usage; that is, recommendations to use our products for purposes other than what is indicated in the labeling. Violations of this requirement may result in administrative, civil or criminal actions against the manufacturer or seller by the FDA or governing state agencies.

Intellectual Property

We have the following registered trademarks in the United States: IONLOGIC®, Wellness+Plus Pro®, Wellness Pro POD®, IDNA Interactive Dynamic Neuro Adaptation®, Deep Pulse®, WellnessPro® and Electromedical Technologies®. The U.S. Patent and Trademark Office issued us a design patent for our “Combination Transcutaneous Electrical Nerve Stimulation Devise and Microcurrent Electrical Neuromuscular Stimulator.” In addition, our Wellness POD utility patent is pending.

Litigation

From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

Property

The company owns a commercial building where its headquarters is located at 16561 N. 92nd Street, Unit D101, Scottsdale, Arizona.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties. These risks include, but are not limited to, the following:

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We are reliant on one main type of product.

We currently rely, and in the future will rely, on sales of our current and new WellnessPro products for our revenues, which may or may not receive the market acceptance needed to achieve our revenue goals. Further, the current version of our product, the WellnessPro Plus, may face resistance in the market and we may not be able to expand the market acceptance of this product. Achieving and maintaining market acceptance of WellnessPro products could be negatively impacted by many other factors, including, but not limited to:

•	lack of sufficient evidence supporting the benefits of WellnessPro over competitive products or other available treatment or lifestyle management;

•	patient resistance to using the device or making required payments;

•	results of clinical studies relating to WellnessPro or similar products;

•	claims that WellnessPro, or any component thereof, infringes on patent or other intellectual property rights of third parties;

•	perceived risks associated with the use of WellnessPro or similar products or technologies;

•	the introduction of new competitive products or greater acceptance of competitive products;

•	adverse regulatory or legal actions relating to WellnessPro or similar products or technologies; and

•	problems arising from the outsourcing of our manufacturing capabilities, or our existing manufacturing and supply relationships.

Any factors that negatively impact sales of WellnessPro would adversely affect our business, financial condition and operating results.

We are a comparatively early stage company and have not generated profits as of our last reporting period, or during the last two years.

Electromedical Technologies began operations in 2003 and has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with comparatively new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our board of directors determines that we are financially able to do so. Electromedical Technologies has incurred a net loss in the last two fiscal years and as of December 31, 2019 has incurred $5,252,701 of accumulated net losses. There is no assurance that we will be profitable in the near future or generate sufficient revenues to pay dividends to the holders of the shares.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: general industry trends in the pain management, rehabilitation and physical therapy market, the perception of the efficacy of our products, our ability to market our products to consumer and medical practitioners, headcount and other operating costs, general industry and regulatory conditions and requirements. The Company's operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

We face significant market competition.

We operate in the pain management, rehabilitation and physical therapy market. We not only compete with other similar devices that treat pain and other medical ailments but also with traditional treatment approaches such as drug prescriptions and surgery and rehabilitation therapy. Further, our competitors include several large, diversified companies who have more financial, marketing and other resources, distribution networks and greater name recognition than us. Our ability to be successful will depend on our ability to compete with both device competitors as well as other treatment approaches.

We operate in an industry that is competitive and subject to technological change.

The bioelectronics and electro medicine industries are characterized by competition and technological change, where we compete on a variety of factors, including price, clinical outcomes, product features and services. Potential competitors include large medical device manufacturers and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competitors may be able spend more money on marketing campaigns, respond quicker to new technological changes, or be better adept at attracting customers, employees and partners. If our competition is better able to develop and market products or services that are cheaper, safer, more effective or otherwise more appealing to consumers, we may be unable to effectively compete.

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We may receive a significant number of warranty claims or our products may require significant amounts of service after sale.

Sales of the WellnessPro products will include a three-year warranty and our WellnessPro Pod products include a one-year warranty to cover issues other than for normal wear and tear. We will also provide customers with the option to purchase an extended warranty to extend the standard warranty from a one-year to a three-year warranty. As the number and complexity of the features and functionalities of our products increase, we may experience a higher level of warranty claims. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated expenditures for parts and services, which could have a material adverse effect on our operating results.

Product and software defects could harm our business.

Manufacturing or design defects, unanticipated use of our products or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events, including recalls or safety alerts relating to WellnessPro products (either voluntary or required by the FDA or similar governmental authorities in other countries). These recalls could lead to significant costs or the removal of our product from the market. Further, even though we rely on third-party manufacturers their liability is limited contractually; therefore, we could bear the burden of the costs for manufacturing defects. In addition, any defects could subject us to product liability claims, reputational damage and negative publicity, all of which would negatively impact our business.

We manufacture a medical device and, therefore, could be subject to litigation.

Product liability claims are common in the medical device industry. Even though, we have not been subject to such claims in the past, we could be the defendant in a lawsuit including those related to product liability claims alleging defects in the design, manufacture or labeling of our products. Any litigation, regardless of its merit or eventual outcome, could result in significant legal costs and high damage awards or settlements. Although we currently maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or at adequate amounts.

We rely on sales representatives and distributors to sell our products.

We currently sell our products to consumers through a network of independent sales representatives and distributors, domestically and internationally, as well as through the Company’s website.  We are dependent upon these sales representatives and distributors to both sell our products and assist in the promotion and marketing of our products; however, they are under no contractual obligation to continue to promote our products to their customers.  Further, our sales representatives and distributors can sell the products of our competitors and are not required to promote our product over those of our competitors. Many of our sales representatives and distributors may terminate their relationship with us at any time. Moreover, one of our distributors represents approximately 17% of our annual sales. If we are no longer able to rely on one of more of our distributors, we may experience a decrease in sales, which will negatively impact our business.

Our business may suffer if we are unable to attract or retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of Management, as well as other personnel. We have a small management team, and the loss of a key individual or our inability to attract suitably qualified replacements or additional staff could adversely affect our business. Our success also depends on the ability of Management to form and maintain key commercial relationships within the marketplace. No assurance can be given that key personnel will continue their association or employment with us or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected. We do not maintain key-man life insurance on any of our executive employees.

The lack of available and cost-effective directors and officer’s insurance coverage in our industry may cause us to be unable to attract and retain qualified executives, and this may result in our inability to further develop our business

Our business depends on attracting independent directors, executives and senior management to advance our business plans. We currently do not have directors and officer’s insurance to protect our sole director or any new directors that may be appointed in the future and the Company against the possible third-party claims. This is due to the significant lack of availability of such policies at reasonably competitive prices. As a result, the Company and our executive director and officers are susceptible to liability claims arising by third parties, and as a result, we may be unable to attract and retain qualified independent directors and executive management causing the development of our business plans to be impeded as a result.

If we fail to maintain satisfactory relationships with future customers, our business may be harmed.

Due to competition or other factors, we could lose business from our future customers, either partially or completely. The future loss of one or more of our significant customers or a substantial future reduction of orders by any of our significant customers could harm our business and results of operations. Moreover, our customers may vary their order levels significantly from period to period and customers may not continue to place orders with us in the future at the same levels as in prior periods. In the event that in the future we lose any of our larger customers, we may not be able to replace that revenue source. This could harm our financial results.

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Management of growth will be necessary for us to be competitive

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

We currently rely on third party manufacturers located in Asia.

Currently, our products are primarily produced by, and purchased or procured from, independent manufacturing contractors located in Asia, mainly in China. A manufacturing contractor’s failure to ship our products to us in a timely manner or meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. Due to our overseas production, which is more than 80% of total production, our business is subject to the following risks:

•	political and economic instability, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods;

•	imposition of regulations and quotas relating to imports;

•	imposition of increased duties, taxes and other charges on imports;

•	labor shortages in China;

•	a significant decrease in availability or an increase in the cost of raw materials;

•	restrictions on the transfer of funds to or from China;

•	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	increases in the costs of tariffs, fuel, travel and transportation;

•	increases in manufacturing costs in the event of a decline in the value of the United States dollar against major world currencies, particularly the Chinese Yuan, and higher labor costs being experienced by our manufacturers in China; and

•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. COVID-19, and actions taken to mitigate it, have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the company, COVID-19 has had an adverse effect on our business, including our supply chains and distribution systems. While we are taking diligent steps to mitigate disruptions to our supply chain, we are unable to predict the extent or nature of these impacts, at this time, to our future financial condition and results of operations.

If these risks limit or prevent us from selling or manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

We depend on key personnel and have a difficult time recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder and Chief Executive Officer, Matthew Wolfson, and our computer and engineering teams. In addition, due to our financial resources and specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

Our strategies to grow our business may not be successful.

We are pursuing a variety of strategies to grow our business, including:

•	collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships;

•	pursuing sales in international markets; and

•	acquisitions of complementary products or technologies.

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In addition to stretching our financial and management resources, each of these strategies has its own inherent risks. For instance, arranging collaborations, licensing arrangements, joint ventures, strategic alliances, partnerships and acquisitions can be a lengthy and complex process and we may not enter into such arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. Even if we do enter into such arrangements, they may not result in achieving and developing new models and revenue streams. Expansion internationally could result in additional costs and risks, including those related to development of new distribution channels, increased shipping and distribution costs, compliance with foreign laws and regulations as well as U.S. law controlling international business practices of U.S. companies (such as regulations under the Foreign Corrupt Practices Act and the requirements of the Office of Foreign Assets Control), currency fluctuations as well as subjecting us to geopolitical and trade risks. Failure to implement growth strategies could severely impair our business.

We are subject to substantial regulation and industry standard guidelines related to the manufacturing, labeling and marketing of our products.

The FDA, other applicable U.S. and foreign government agencies, and industry associations regulate or provide guidance on the types of products that we can produce and how we manufacture, label and market those products. These regulations relate to product quality, safety and effectiveness. Further, our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the FDA’s Quality System Regulation (“QSR”) and comparable foreign and ISO regulations. As part of our business plan, we have previously partnered and plan in the future to partner with third parties in the development and manufacturing of these products. We may have limited ability to control any partners’ process and quality control. Further, we do not have regulatory counsel and rely on our partners’ specifications for compliance with their regulations and guidelines. Failure by us or our partners to comply with current or future government regulations and quality assurance guidelines or concerns related to safety and manufacturing issues could lead to product recalls, fines, temporary manufacturing shutdowns, product shortages, declines in sales, loss of approvals and certifications, and delays in manufacturing. Any or all of these actions could result in our failure to continue operations or become profitable.

We operate in a market that is subject to changing statutory provisions and regulations and interpretations of those statutory provisions and regulations.

Regulatory authorities and legislative bodies pass inconsistent and constantly changing laws and regulations, including in the areas related to medical devices, labor and employment laws, and import-export regulations. In particular, we are subject to various domestic and international laws and regulations which determine how we develop, test, manufacture, label, store, install, service, advertise, promote, market, distribute, import, export and market our products. Currently, the WellnessPro device is considered a Class II device by the FDA. See “The Company’s Business – Regulation.” We anticipate that our products will continue to be governed by Class I and Class II and in the future possibly Class III requirements. Changes in laws and regulations or different interpretations of those laws and regulations could make it difficult or impossible to comply or increase our regulatory compliance burdens and therefore hinder our ability to operate profitably. In addition, various laws govern healthcare and the payment for medical devices. Some of our clients are able to purchase our devices because of reimbursements from third parties, including independent and government sponsored insurance schemes. Changes in reimbursements or how our devices are classified could negatively impact our business.

We may be subject to patient data protection requirements.

There are a number of federal, state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services, or HHS, promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. If we or any of our service providers are found to be in violation of the promulgated patient privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and operating results.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining patent protection for our designs, utilities and methods of manufacturing our products, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future patents or defend our current and future patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert patent infringement claims with respect to our products or technologies. Any litigation relating to either protecting our intellectually property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

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As a growing company, we have to develop reliable accounting resources and internal controls. Failure to achieve and maintain effective controls could prevent us from producing reliable financial reports.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports. We are in the process of implementing a system of internal controls. Failure to implement and maintain an effective internal accounting and control environment could cause us to face regulatory action, and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

If product liability lawsuits are brought against us, our business may be harmed, and we may be required to pay damages.

Our business exposes us to potential product liability claims that are inherent in the testing, manufacture and sale of medical devices. We could become the subject of product liability lawsuits alleging that component failures, malfunctions, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition or injury to patients.

Regardless of the merit or eventual outcome, product liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation;

•	significant litigation costs;

•	substantial monetary awards to or costly settlements with patients;

•	product recalls;

•	material defense costs;

•	loss of revenues;

•	the inability to commercialize new products or product candidates; and diversion of management attention from pursuing our business strategy

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

January 1. 2019 through December 31, 2019 Compared to January 1, 2018 through December 31, 2018

Our sales totaled $829,737 for the year ended December 31, 2019 and $675,383 for the year ended December 31, 2018. Refocused sales and marketing efforts after the 2018 Reg A+ offering contributed to the increase, also resulting in an increase in units sold. In addition, the Company experienced a shortage of inventory in the last two months of 2018. The Company is continuing in its efforts to increase its sales but there is no guarantee that it will be able to do so.

Cost of sales and gross margins for the year ended December 31, 2019 and for the year ended December 31, 2018 were $238,516 and 71% and $168,716 and 75%, respectively. Our cost of sales consists of the cost of materials and distribution expenses. The decrease in gross margin is primarily attributed to a decrease in average selling price including pricing to certain distributors. Cost of sales and gross margins are affected by product mix as well as the mix in the level of sales between commissioned agents and distributors.

Selling, general and administrative expenses consist primarily of payroll, commissions, professional fees, sales and marketing, research and development and other operating expenses. Selling, general and administrative expenses totaled $2,259,848 for the year ended December 31, 2019 and $787,370 for the year ended December 31, 2018, an increase of $1,472,478 or about 187%. The change is primarily due to non-cash stock-based compensation expense of $801,287, $112,000 in CEO salary and a $500,000 signing bonus in conjunction with the newly signed employment agreement with the Company’s CEO. Excluding the non-cash items, total selling, general and administrative expenses for the year ended December 31, 2019 totaled, $1,103,561, an increase of $316,191 or 40%. This increase relates primarily to certain expenses related to an employee termination, the non-stock-based portion of the CEO signing bonus of $145,000, the CEO salary of $112,000, increased commissions and professional fees.

As a result of the foregoing, we recorded a net loss of $1,744,339 for the year ended December 31, 2019, compared to a net loss of $1,950,417 for the year ended December 31, 2018. The decrease in net loss is primarily attributed to the increase in selling, general and administrative expenses, offset by the change in fair value of the related party Kiss Liability and increased gross profit.

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Liquidity and Capital Resources

The Company had three long-term promissory notes entered into prior to 2018. As of December 31, 2018, the first note had an outstanding balance of $157,000(the “First Note”) and the second note had an outstanding balance of $44,000 to a related party (the “Second Note”). For both the First Note and the Second Note, interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020.

In August 2019, the Company’s CEO personally repaid $100,000 to the holder of the $157,000 long-term note payable which was recorded as a reduction of the CEO’s amount due the Company. In October 2019, the lender converted the remaining balance of $57,000 and unpaid accrued interest of $5,373 into 87,849 shares of common stock.

In October 2019, the related party lender converted the principal amount of $44,000 plus unpaid accrued interest of $1,592 into 64,215 shares of common stock

In July 2017, the company entered into a third promissory note to the Company’s CEO (the “Third Note”), for $250,000. The promissory note began accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on September 30, 2020. During 2019 and 2018, the amount was offset against amounts receivable form the Company’s CEO. The note payable and accrued interest are deemed paid in full as of December 31, 2019.

In May 2018, the Company borrowed $25,000 in conjunction with a convertible promissory note. The note matures in June 2020 and accrues interest at a rate of 8% per annum. The lender has the right at any time to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. The proceeds were used for operations. In October 2019, the lender of the $25,000 convertible note-payable converted the principal amount of $25,000 plus unpaid accrued interest of $2,948 into 39,363 shares of common stock.

As of December 31, 2019, the Company entered into various promissory notes totaling $318,000 with a related party. As of the date of this report, the Company entered into additional promissory notes totaling $58,000 for a total of $376,000. All notes mature in 2020 and 2021. Interest will accrue at 10% from the due date thereon until all principal is paid in full. Proceeds from the loans were used for operations. In July 2018, The Company entered into KISS agreement with this related party for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures twelve months from the issuance date on November 1, 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet. The note is currently in default.

Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. In October 2019, the related party converted 1,000,000 of the conversion shares. The Company has calculated the estimated number of conversion shares to be 7,298,905 at December 31, 2019. The fair market value of the convertible note at December 31, 2019 is $1,444,761.

In September 2015, the company entered into a credit agreement for a $700,000 term loan with Bank of America, N.A. The monthly payments are currently $4,574 until on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate is 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the company’s property located at 16561 N. 92nd Street, Unit D101, Scottsdale, Arizona. The loan is also personally guaranteed by Matthew Wolfson. The net principal balance outstanding on the term loan at December 31, 2019 was $592,001.

In October 2019, the Company entered into a future revenue sale agreement. Under the terms of the agreement, the Company agrees to sell $73,336 of its future revenues for a purchase price of $50,500 less transaction fees of $3,115 for a net advance of $47,385. Payments of $375 per day are to be made for principal and interest until the $73,336 is paid in full. The note payable is estimated to be paid in full in 2020.

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In December 2019, the Company borrowed $50,000 in conjunction with a convertible promissory note. The note matures in May 2020 and is interest free. The lender has the right at any time to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. There is no beneficial conversion feature as the conversion price is at fair market value. The proceeds were used for operations.

In October 2019, the Company’s board of directors and a majority of shareholders eligible to vote, adopted a resolution increasing the number of authorized common shares from Twenty-Five Million (25,000,000) to Fifty Million (50,000,000).

On November 1, 2019, the Company’s board of directors and a majority of shareholders eligible to vote adopted a resolution designating a new Series A Preferred Stock. One Million (1,000,000) shares were authorized.

On November 1, 2019, the Company’s board of directors and the majority of shareholders awarded CEO, Matthew Wolfson, Five Hundred Thousand (500,000) shares of the new Series A Preferred stock.

During the year ended December 31, 2019, the Company received a total of $110,000 from several investors in exchange for 146,759 common shares of the Company at a price of $0.71 per share.

During the year ended December 31, 2019, the Company’s CEO personally sold 693,750 shares of his common shares to several employees at par value. Compensation expense has been recorded at the fair market value of $492,563 and is included is selling, general and administrative expenses for the year then ended.

During the year ended December 31, 2019, the Company issued 213,461 common shares in conjunction with agreements for financial and marketing consulting services at a value of $151,557 or $0.71 per share. The value of the consulting services has been recorded as selling, general and administrative expenses in the Company’s statement of operations.

As of December 31, 2019, the Company’s cash on hand was $0. Since inception, the Company has incurred approximately $5.3 million of accumulated net losses, which includes approximately $1.6 million related to the adjustment to fair market value of the Company’s related party KISS liability. In addition, during the year ended December 31, 2019, the Company used $280,772 in operations and had a working capital deficit of $705,518 excluding customer deposits of $40,120 and the related party KISS liability of $1,444,761. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The Company expects to obtain funding through additional debt and equity placement offerings until it consistently achieves positive cash flows from operations. If the Company is unable to obtain additional funding, it may not be able to meet all of its obligations as they come due for the next twelve months. The continuing viability of the entity and its ability to continue as a going concern is dependent upon the entity being successful in its continuing efforts in growing its revenue base and/or accessing additional sources of capital, and/or selling assets.

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. COVID-19, and actions taken to mitigate it, have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the company, COVID-19 has had an adverse effect on our business, including our supply chains and distribution systems. While we are taking diligent steps to mitigate disruptions to our supply chain, we are unable to predict the extent or nature of these impacts at this time to our future financial condition and results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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Item 3.	Directors and Officer

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person, and the date such person became a director or executive officer. Our executive officers are appointed by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.

The following table presents information with respect to our officers, directors and significant employees as of December 31, 2019:

Name	Age	Position
Mathew Wolfson	48	Chief Executive Officer, President, Chief Financial Officer, Sole Director

Biographical Information Regarding Officers and Directors

Mr. Wolfson has been our sole officer and director since inception. Matthew Wolfson is a Phoenix based entrepreneur with a keen interest in technology and design. He is the founder of Electromedical Technologies, Inc. and has been the CEO and has worked full-time for the Company since he began researching and developing the WellnessPro in 2003.

As an entrepreneur he has been involved in several successful companies, in the early 90’s, Matthew Wolfson co-founded Globalcom 2000 and entered into the prepaid phone card business, which at that time was an almost unknown market. Globalcom 2000 became one of the largest phone card companies in the United States.

In 1994, he developed an interest in the telecom “International Callback” business and co-founded One World Communications. He subsequently travelled the world, opening up over 150 training centers and helped create the world’s largest International global sales force selling telecom services.

Term of Office

All of our directors are appointed for a one-year term to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders.  Our executive officers are appointed by our Board of Directors and hold office until removed by the Board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present director (or person nominated to become director), executive officer, founder, promoter or control person: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.  To the knowledge of the Company, there have been no reported violations of the Code of Ethics.

Whistleblower Procedures Policy

In accordance with the requirements of Section 301 of the Sarbanes-Oxley Act of 2002, the Board of Directors of the Company has adopted a Whistleblower Procedures Policy, stating that all employees of the Company are strongly encouraged to report any evidence of financial irregularities which they may become aware of, including those with respect to internal controls, accounting or auditing matters.  Under the Whistleblower Procedures Policy, the management of the Company shall promptly and periodically communicate to all employees with access to accounting, payroll and financial information the means by which they may report any such irregularities.  In the event an employee is uncomfortable for any reason reporting irregularities to his or her supervisor or other management of the Company, employees may report directly to any member of the Board of Directors of the Company.  The identity of any employee reporting under these procedures will be maintained as confidential at the request of the employee, or may be made on an anonymous basis.  Notice must be provided to all of the Company’s employees with access to accounting, payroll and financial information in respect of these procedures.

The Company does not have any Committees of the Board.

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CORPORATE GOVERNANCE

Director Independence

We are not listed on a national U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. Upon our listing on any national securities exchange or any inter-dealer quotation system, we will elect such independent directors as is necessary under the rules of any such securities exchange.

Board Leadership Structure

We currently have one executive officer who is also a Director. Our Board has reviewed the Company’s current Board leadership structure. In light of the Company’s size, nature of the Company’s business, regulatory framework under which the Company operates, stockholder base, the Company’s peer group and other relevant factors, the Company has determined that this structure is currently the most appropriate Board leadership structure for our company. Nevertheless, the Board intends to carefully evaluate from time to time whether our current structure should be modified based on what the Board believes is best for the Company and our stockholders.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, and regulatory risks. While our management is responsible for day to day management of various risks we face, the Board, as a whole, is responsible for evaluating our exposure to risk and to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board reviews and discusses policies with respect to risk assessment and risk management. The Board also has oversight responsibility with respect to the integrity of the Company’s financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements.

Audit Committee

The Board does not currently have a standing Audit Committee. The full Board performs the principal functions of the Audit Committee. The full Board monitors our financial reporting process and internal control system and reviews and appraises the audit efforts of our independent accountants.

Compensation Committee

The Board does not currently have a standing Compensation Committee. The full Board establishes our overall compensation policies and reviews recommendations submitted by our management.

Nominating Committee

The Board does not currently have a standing Nominating Committee. We do not maintain a policy for considering nominees. Our Bylaws provides that the number of Directors shall be fixed from time to time by the Board, but in no event shall be less than the minimum required by law. The Board of Directors shall be large enough to maintain our required expertise but not too large to function efficiently. Director nominees are recommended, reviewed and approved by the entire Board. The Board believes that this process is appropriate due to the relatively small number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees by involving the full Board.

While the Board is solely responsible for the selection and nomination of directors, the Board may consider nominees recommended by stockholders as it deems appropriate. The Board evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Although we do not have a policy regarding diversity, the Board does take into consideration the value of diversity among Board members in background, experience, education and perspective in considering potential nominees for recommendation to the Board for selection. Stockholders who wish to recommend a nominee should send nominations to our President, Mathew Wolfson, 16561 North 92nd Street, Suite 101, Scottsdale, AZ 85260, that includes all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected.

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Compensation Consultants

We have not historically relied upon the advice of compensation consultants in determining Named Executive Officer compensation. Instead, the full Board reviews compensation levels and makes adjustments based on their personal knowledge of competition in the marketplace, publicly available information and informal surveys of human resource professionals.

Stockholder Communications

Stockholders who wish to communicate with the Board may do so by addressing their correspondence to the Board at Electromedical Technologies, Inc., Attention: Mathew Wolfson, 16561 North 92nd Street, Suite 101, Scottsdale, AZ 85260. The Board shall review and respond to all correspondence received, as appropriate.

Item 4. Security Ownership of Management and Certain Security Holders

The following table sets forth certain information as of December 31, 2019 by (i) all persons who are known by us to beneficially own more than 5% of our outstanding shares of common stock; and (ii) each director, director nominee, and Named Executive Officer. The calculations are based upon 17,900,639 shares of common stock as of December 31, 2019.

Name of Beneficial Owner	Common Shares Owned		Percent of Common(1)	Series A Owned	Series A Votes(2)	Voting Shares(3)		Voting Power(3)
Matthew Wolfson	14,306,250		79.9%	500,000	50,000,000	64,306,250	(4)	94.7.	%(4)
7460 E Tucky Ln Scottsdale AZ 85250

Blue Ridge Enterprises LLC(5)	1,452,114	(5)	8.1%			1,452,114	(5)	2.1.	%
5256 S Mission Rd
Bonsall, CA 92003

1)	Based on 17,900,639 common shares outstanding as of December 31, 2019.

2)	Based on 100 votes of common share equivalents for each Series A Preferred held

3)	Based on combined voting power of Mr. Wolfson’s common shares and common share equivalent rights as a holder of Series A Preferred Shares.

4)	Based on 67,900,639 total possible votes assuming voting of Mr. Wolfson’s Series A Preferred Shares.

5)	Blue Ridge Enterprises LLC, common share holdings are combined with Mr. Don Steinberg's personal holdings, which are 14,850 common shares. Mr. Steinberg is a Related Party.

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of Company preferred stock and common stock. Except as indicated the address of each beneficial owner is 16561 North 92nd Street, Suite 101, Scottsdale, AZ 85260

Item 5. Interest of Management and Others in Certain Transactions

As of December 31, 2019, the Company entered into various promissory notes totaling $318,000 with a related party. As of the date of this report, the Company entered into additional promissory notes totaling $58,000 for a total of $376,000. All notes mature in 2020 and 2021. Interest will accrue at 10% from the due date thereon until all principal is paid in full. Proceeds from the loans were used for operations. In November 2018, The Company entered into KISS agreement with this related party for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures twelve months from the issuance date on November 1, 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet. The note is currently in default.

Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. In October 2019, the related party converted 1,000,000 of the conversion shares. The Company has calculated the estimated number of conversion shares to be 7,298,905 at December 31, 2019. The fair market value of the convertible note at December 31, 2019 is $1,444,761.

In July 2017, the Company entered into a $250,000 promissory note with its CEO. The proceeds were used for operations and Regulation A+ offering costs. The promissory note began accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest are due within ten days of the maturity date on September 30, 2020. The note payable and accrued interest are deemed paid in full as of December 31, 2019.

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In October 2013, the Company entered in to a $45,000 note payable with an individual related to the Company's CEO. The proceeds were used for operations. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. In October 2019, the related party lender of the $44,000 note-payable, converted the principal amount of $44,000 plus unpaid accrued interest into 64,215 shares of restricted common stock.

In August 2019, the Company’s CEO personally paid $100,000 to the holder of a Company note payable, reducing the amount due from the Company’s CEO.

During the year ended December 31, 2019, the Company’s CEO personally sold 693,750 shares of his common stock to several employees at par value.

The Company’s CEO personally guarantees certain amounts due under its long-term debt agreements.

In October 2019, the Company entered into an employment agreement with the Company’s CEO. The terms of the agreement include an annual base salary of $240,000 and a signing bonus of $500,000, as well as discretionary annual bonuses and participation in long-term incentive plans. The signing bonus may be paid in shares of the Company’s common stock. The agreement remains in effect until the earlier of the discharge or resignation of the CEO. In conjunction with the agreement, the $500,000 signing bonus has been accrued and included in selling, general and administrative expenses in the accompanying statement of operations during the year ended December 31, 2019.

On November 1, 2019, the Company’s board of directors and the majority of shareholders awarded CEO, Matthew Wolfson, 500,000 shares of Series A Preferred stock., which was valued at $355,000 or $.71 per share. The shares were issued as partial payment for the $500,000 signing bonus, for which $145,000 remained payable at December 31, 2019. See Note 9 regarding rights and preferences related to the Series A Preferred stock.

Item 6. Other Information

The Company has evaluated other events, including subsequent events that have occurred through the independent auditor’s report date, which is the date that the financial statements were available to be issued and determined that there were no subsequent events or transactions that required recognition or disclosure in the financial statements, except as disclosed below.

•	In January 2020, the Company issued 10,355 shares of common stock to a vendor as settlement for a liability totaling $14,585.
•	In February 2020, the Company issued 200,000 shares of common stock in conjunction with a twelve- month agreement for consulting services.
•	In February 2020, the Company entered into a six- month consulting agreement with a third party. In conjunction with the agreement, the Company issued the third party 400,000 shares of common stock, with the option to issue an additional 900,000 shares at the Company’s discretion.
•	In April 2020, the Company issued 2,000,000 shares of stock to one of its employees as compensation.
•	In April 2020, the Company entered into additional promissory notes totaling $58,000 due in 2021 with a related party for a total of $376,000.

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Item 7. Financial Statements

ELECTROMEDICAL TECHNOLOGIES, INC.

INDEX TO FINANCIAL STATEMENTS

For the Years Ended

December 31, 2019 and December 31, 2018

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of Electromedical Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Electromedical Technologies, Inc. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, stockholders’ deficit, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a negative working capital balance, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon
We have served as the Company's auditor since 2018.
San Diego, California
April 29, 2020

18

ELECTROMEDICAL TECHNOLOGIES, INC.

BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

ASSETS

	December 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$-	$-
Accounts receivable	15,667	13,774
Inventories	24,694	29,604
Prepaid expenses and other current assets	65,831	128,553
Total current assets	106,192	171,931

Other assets	25,580	-
Property and equipment, net	771,094	795,551
Due from Chief Executive Officer	-	11,304
Total assets	$902,866	$978,786

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

Accounts payable	$251,162	$166,979
Credit cards payable	31,009	42,515
Accrued expenses and other current liabilities	289,791	104,394
Customer deposits	40,120	112,300
KISS liability - related party	1,444,761	1,621,805
Convertible promissory note	50,000	-
Related party notes payable	105,000	-
Notes payable	59,153	27,307
Bank debt, current portion	25,595	24,425
Total current liabilities	2,296,591	2,099,725

Long-term liabilities:
Bank debt, net of current portion	566,406	591,650
Note Payable	-	157,000
Convertible promissory note	-	25,000
Related party notes payable, net of amount due from Chief Executive Officer	213,000	149,000
Other liabilities	11,306	16,651
Total liabilities	3,087,303	3,039,026

Commitments and contingencies

Stockholders' deficit
Series A Preferred Stock, 1,000,000 shares authorized and 500,000 outstanding	355,000	-
Common stock, $.00001 par value, 50,000,000 and 25,000,000 shares authorized;
17,900,639 and 16,320,823 shares outstanding at December 31, 2019 and 2018, respectively	177	162
Additional paid-in-capital	2,713,087	1,447,960
Accumulated deficit	(5,252,701)	(3,508,362)
Total stockholders' deficit	(2,184,437)	(2,060,240)
	$902,866	$978,786

The accompanying notes are an integral part of these financial statements

19

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

Net sales	$829,737	675,383

Cost of sales	238,516	168,716

Gross profit	591,221	506,667

Selling, general and administrative expenses	2,259,848	787,370

Loss from operations	(1,668,627)	(280,703)

Other income (expense)
Interest expense	(54,814)	(86,463)
Change in fair value of related party KISS liability	(20,898)	(1,586,805)
Other income	-	3,554
Total other expense	(75,712)	(1,669,714)

Net loss	$(1,744,339)	(1,950,417)

Weighted average shares outstanding	16,809,947	15,198,564
Weighted average loss per share	$(0.10)	(0.13)

The accompanying notes are an integral part of these financial statements

20

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

							Total
	Series A Preferred Stock		Common Stock			Accumulated	Stockholders'
	Amount	Shares	Amount	Shares	Paid in Capital	Deficit	Deficit
Balance, December 31, 2017	$-	-	$150	$15,000,000	$697,834	$(1,557,945)	$(859,961)

Shares issued in conjunction with 2017 marketing promotion	-	-	2	243,584	172,943	-	172,945

Shares issued in conjunction with Reg A+ filing,
net of offering costs	-	-	7	724,674	247,510	-	247,517

Issuance of common stock for cash	-	-	1	105,000	104,999	-	105,000

Shares issued in conjunction with vendor settlement	-	-	2	247,565	175,769	-	175,771

Warrant issued for services	-	-	-	-	48,905	-	48,905

Net loss	-	-	-	-	-	(1,950,417)	(1,950,417)

Balance, December 31, 2018	-	-	162	16,320,823	1,447,960	(3,508,362)	(2,060,240)

Issuance of preferred stock for CEO bonus	355,000	500,000	-	-	-	-	355,000

Issuance of common stock for cash	-	-	1	146,759	109,999	-	110,000

Shares issued for consulting services	-	-	2	213,461	151,555	-	151,557

Conversion of KISS liability- related party shares	-	-	10	1,000,000	197,932	-	197,942

Conversion on convertible note and note payable	-	-	2	219,596	155,910	-	155,912

Stock -based compensation	-	-	-	-	157,168	-	157,168

Sale of Chief Executive Officer's shares to employees at par value	-	-	-	-	492,563	-	492,563

Net loss	-	-	-	-	-	(1,744,339)	(1,744,339)

Balance, December 31, 2019	$355,000	500,000	$177	17,900,639	$2,713,087	$(5,252,701)	$(2,184,437)

The accompanying notes are an integral part of these financial statements

21

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

Cash flows from operating activities:
Net loss	$(1,744,339)	$(1,950,417)
Adjustments to reconcile net loss to
net cash used in operating activities:
Stock-based compensation expense	801,287	48,905
Depreciation and amortization	24,457	22,339
Change in excess fair value of KISS liability- related party	20,898	1,586,805
Change in operating assets and liabilities:
Accounts receivable	(1,893)	14,284
Inventories	4,910	67,085
Prepaid expenses and other current assets	37,142	(115,401)
Due from Chief Executive Officer	11,304	(11,304)
Accounts payable	84,183	(8,464)
Credit cards payable	(11,506)	(27,862)
Accrued expenses and other current liabilities	564,965	14,655
Customer deposits	(72,180)	(161,639)
Net cash used in operating activities	(280,772)	(521,014)

Cash flows from financing activities:
Proceeds from short-term financing	40,307
Repayments on line of credit	-	(87,747)
Repayments on bank debt	(24,074)	(24,732)
Related party notes payable-net	213,000	15,355
Proceeds from KISS liability-related party		35,000
Issuance of convertible promissory note	50,000	25,000
Repayments on notes payable	(108,461)	(16,385)
Issuance of common stock for cash- net	110,000	546,663
	-
Net cash provided by financing activities	280,772	493,154

Net decrease in cash and cash equivalents	-	(27,860)

Cash and cash equivalents, beginning of year	-	27,860

Cash and cash equivalents, end of year	$-	$-

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$56,008	$81,912
Income taxes	$-	$-

Non-cash investing and financing activities:

In 2018, the Company reclassified deferred offering costs of $194,146 to paid in capital in conjunction with completion of its Reg A+ offering

In 2018, the Company issued 247,565 shares of restricted stock in exchange for an outstanding liability totaling $175,771

In 2018, the Company issued 243,584 shares of restricted stock in conjunction with the 2017 marketing promotion liability totaling $172,945

In 2018, the Company issued a note payable in exchange for an outstanding liability totaling $43,692

In 2019, the Company issued 28,169 shares of restricted stock in exchange for an outstanding liability totaling $20,000

In 2019, the Company issued 64,215 shares of restricted stock in exchange for an outstanding related party note payable and accrued interest totaling $45,592

In 2019, the Company issued 127,212 shares of restricted stock in exchange for outstanding notes payable and accrued interest totaling $90,321

In 2019, the Company converted 1,000,000 shares of the KISS liability-related party valued at $197,942

In 2019, the Company issued 500,000 shares of its Series A Preferred stock to the Company’s CEO in exchange for an outstanding bonus liability totaling $355,000.

The accompanying notes are an integral part of these financial statements

22

ELECTROMEDICAL TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 1.	ORGANIZATION AND NATURE OF BUSINESS

Electro Medical Technologies, LLC (“the Company”), was formed in November 2010 as an Arizona limited liability company. In August 2017, the Company converted to a Delaware C Corporation under Electromedical Technologies, Inc. The Company is a bioelectronic engineering company with medical device certifications in the United States (FDA) and Mexico (Cofepris). The Company engineers simple-to-use portable bioelectronics devices, which provide fast and long -lasting pain relief across a broad range of ailments.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company maintains its accounting records on an accrual method in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of he most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Going Concern

Since inception, the Company has incurred approximately $5.3 million of accumulated net losses, which includes approximately $1.6 million related to the adjustment to fair market value of the Company’s related party KISS liability. In addition, during the year ended December 31, 2019, the Company used $280,772 in operations and had a working capital deficit of $705,518 excluding customer deposits of $40,120 and the related party KISS liability of $1,444,761. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The Company expects to obtain funding through additional debt and equity placement offerings until it consistently achieves positive cash flows from operations. If the Company is unable to obtain additional funding, it may not be able to meet all of its obligations as they come due for the next twelve months. The continuing viability of the entity and its ability to continue as a going concern is dependent upon the entity being successful in its continuing efforts in growing its revenue base and/or accessing additional sources of capital, and/or selling assets.

As a result, there is significant uncertainty whether the entity will continue as a going concern and, therefore, whether it will realize its assets and settle its liabilities and commitments in the normal course of business and at the amounts stated in the financial statements.

Accordingly, no adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might be necessary should the entity not continue as a going concern. At this time, management is of the opinion that no asset is likely to be realized for an amount less than the amount at which it is recorded in the financial statements as at December 31, 2019.

Revenue Recognition

The FASB issued Accounting Standards Update (“ASU”) No. 2014-09, codified as ASC 606: Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2019 using modified retrospective basis and the cumulative effect was immaterial to the financial statements.

Revenues are recognized when performance obligations are satisfied through the transfer of promised goods to the Company’s customers. Control transfers upon shipment of product and when the title has been passed to the customers. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. Revenue is recorded net of sales taxes collected from customers on behalf of taxing authorities, allowance for estimated returns, chargebacks, and markdowns based upon management’s estimates and the Company’s historical experience. The Company’s liability for sales return refunds is recognized within other current liabilities, and an asset for the value of inventory which is expected to be returned is recognized within other current assets on the balance sheets. The Company generally allows a 30 day right of return to its customers. As of December 31, 2019 and 2018, the sales returns allowance was insignificant to the financial statements.

23

Certain larger customers pay in advance for future shipments. These advance payments totaled $40,120 and $112,300 at December 31, 2019 and 2018, respectively, and are recorded as customer deposits in the accompanying balance sheets. Revenue related to these advance payments is recognized upon shipment to the distributor or the end-customer.

At the completion of the initial three-year warranty, the Company sells extended warranties for periods ranging from one to three years. Revenue is recognized on a straight-line basis over the term of the contract. At December 31, 2019 and 2018, deferred revenue of $24,177 and $16,651 is recorded, respectively, in connection with these extended warranties.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts, and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

The Company recorded an allowance for doubtful accounts of $4,225 and $1,000 as of December 31, 2019 and 2018, respectively.

Financial Instruments and Concentrations of Business and Credit Risk

The Company elected early adoption of the Accounting Standards Update (“ASU”) 2016-01, Recognition and Measurement of Financial Assets and Liabilities, which eliminates the requirement of the Company to disclose the fair value of its financial instruments as of the balance sheet date. Financial instruments that potentially subject the Company to concentrations of business and credit risks consist of cash and cash equivalents, accounts receivable, and accounts payable.

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risk by investigating the creditworthiness of all customers prior to establishing relationships with them, performing periodic review of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible. The Company mitigates business risks by attempting to diversify its customer base.

The Company had one significant customer for the years ended December 31, 2019 and 2018 that in total accounted for approximately 17% and 24%, respectively, of net sales. There were no amounts outstanding from this customer as of December 31, 2019 and 2018. Customer deposits on hand from this customer totaled approximately $40,000 and $112,000 at December 31, 2019 and 2018, respectively. The loss of this customer would have a significant impact on the operations and cash flows of the Company.

The Company’s supplier concentrations expose the Company to business risks, which the Company mitigates by attempting to diversify its supply chain. Supplier concentrations consisted of one significant supplier in China that accounted for approximately 74% and 60% of total net purchases for the years ended December 31, 2019 and 2018. There were no amounts outstanding due this supplier at December 31, 2019 and 2018. In November 2018, the Company entered into an agreement with this supplier, whereby the Company exchanged 247,565 shares of common stock as payment in full for the outstanding amount due the supplier of $175,771. The loss of key vendors may have a significant impact on the operations and cash flows of the Company.

The estimated fair value of financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is often required to interpret market data used to develop the estimates of fair value. Accordingly, the estimates presented may not be indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

24

Disclosure of Fair Value

The disclosure requirements within Accounting Standards Codification (ASC) Topic 820-10, Fair Value Measurement, require disclosure of estimated fair values of certain financial instruments. For financial instruments recognized at fair value in the Company’s statements of operations, the disclosure requirements of ASC Topic 820-10 also apply. The methods and assumptions are set forth below:

•	Cash and cash equivalents are carried at cost, which approximates fair value.

•	The carrying amounts of receivables approximate fair value due to their short-term maturities.

•	The carrying amounts of payables approximate fair value due to their short-term maturities.

•	KISS liability-related party is adjusted to fair value based on the value of the Company as a whole using the discounted cash flow method.

Asset and liabilities measured and reported at fair value are classified and disclosed in one of the following categories based on inputs:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability

Level 3 — Pricing inputs include significant unobservable inputs used in determining the fair value of investments. The types of investments, which would generally be included in this category include equity securities issued by private entities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The levels of the fair value hierarchy into which the Company’s assets and liabilities fall as of December 31, 2019, are as follows:

	Level 1	Level 2	Level 3	Total
Liabilities

KISS liability- related party	$-	$-	$1,444,761	$1,444,761

Total fair value	$-	$-	$1,444,761	$1,444,761

The levels of the fair value hierarchy into which the Company’s assets and liabilities fall as of December 31, 2018, are as follows:

	Level 1	Level 2	Level 3	Total
Liabilities

KISS liability- related party	$-	$-	$1,621,805	$1,621,805

Total fair value	$-	$-	$1,621,805	$1,621,805

The following table presents changes during the year ended December 31, 2019 in Level 3 liabilities measured at fair value on a recurring basis:

Fair value- December 31, 2018	$1,621,805
Net unrealized gain	20,898
Conversion to restricted common shares	(197,942)
Fair value- December 31, 2019	$1,444,761

See Note 6 for discussion of the Company’s valuation of the KISS liability- related party.

25

Inventories

Inventories are stated at the lower of cost or market. Cost is determined based on the first-in, first-out cost flow assumption (“FIFO”) while market is determined based upon the estimated net realizable value less an allowance for selling and distribution expenses and a normal gross profit. The Company evaluates the need for inventory reserves associated with obsolete, slow moving, and non-sellable inventory by reviewing estimated net realizable values on a periodic basis. As of, December 31, 2019, and 2018, the Company believes there are no excess and obsolete inventories and accordingly, did not record an inventory reserve. Inventories consist of purchased finished goods.

Deferred Offering Costs

The Company accounts for offering costs in accordance with FASB ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be included in prepaid expenses and other current assets on the accompanying balance sheet. The Company’s Reg A+ filing became effective in January 2018 at which time deferred offering costs totaling $194,146 were reclassified to stockholders’ deficit in the accompanying balance sheet (see Note 9). Costs associated with the Company’s pending S-1 filing totaled $25,580 and are included in other assets on the accompanying balance sheet at December 31, 2019.

Property and Equipment

Property and equipment is recorded at cost and is comprised of a building and office furniture and equipment. The building is depreciated using the straight-line method over the estimated useful life of 40 years. Office furniture and equipment is depreciated using the double-declining method or the straight-line method over the estimated useful lives of 3 to 7 years.

Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized in the accompanying statements of operations.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized on long-lived assets when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such cases, the carrying value of these assets are adjusted to their estimated fair values and assets held for sale are adjusted to their estimated fair values less selling expenses.

No impairment losses of long-lived assets were recognized for the years ended December 31, 2019 and 2018.

Income Taxes

The Company, which was formed as a Limited liability Company in Arizona, previously filed an Entity Classification Election, commonly known as a check-the-box-election, to be classified as a corporation for tax purposes. The Company also made an election to be treated for income tax purposes as an S corporation. Under U.S. and Arizona law, the taxable income or loss of an S corporation is included in the shareholder’s income tax returns. In August 2017, the Company converted to a Delaware Corporation. The conversion was tax-free under Internal Revenue Code Section 368(a)(1)(F) and is referred to as an F-reorganization, which is typically defined as a mere change in identity, form or place of organization. Management elected to terminate the S corporation election effective January 1, 2018 and the Company will operate for tax purposes as a C corporation from that date forward.

The Company follows the provisions of uncertain tax positions as addressed in FASB ASC Subtopic 740-10-65-1, Income Taxes. The Company has no such tax positions as of both December 31, 2019 and 2018, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties as of December 31, 2019 and 2018.

26

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state and local income tax authorities for returns filed for the prior four years. There are no examinations currently pending.

The Company’s tax provision for 2019 related to deferred tax charges consisting of a minor amount of accruals for which the Company will receive the benefit from when paid and the net operating loss incurred during 2019. During the year ended December 31, 2019, the Company evaluated its deferred tax assets of $167,444 and determined a full valuation allowance was appropriate.

The Company’s tax provision for 2018 related to deferred tax charges consisting of a minor amount of accruals for which the Company will receive the benefit from when paid and the net operating loss incurred during 2018. During the year ended December 31, 2018, the Company evaluated its deferred tax assets of $199,188 and determined a full valuation allowance was appropriate.

At December 31, 2018, the Company’s net operating loss carry forward was $800,884 which originated in 2018. NOLs originating in 2018 can be carried forward indefinitely.  The difference between the statutory rate of 21% and the effective tax rate is due to permanent differences and a full valuation allowance

At December 31, 2019, the Company’s net operating loss carry forward was increased by $ 673,251. NOLs originating in 2019 can be carried forward indefinitely until the loss is fully recovered, but they are limited to 80% of the taxable income in any one tax period. However, this 80% limitation was removed for the 2018, 2019, and 2020 tax years by the CARES Act, which also allows for a 5-year carryback of the NOLs generated in 2018 and 2019. The difference between the statutory rate of 21% and the effective tax rate is due to permanent differences and a full valuation allowance. Total net loss operating carry forward at December 31, 2019 totaled $1,474,135.

Deferred tax assets as of December 31, 2018 consist of a minor amount of accruals for which the Company will receive the benefit from when paid. The amount is insignificant to the financial statements as of December 31, 2018, for which a full valuation allowance would have been present.

Sales Taxes

FASB ASC Subtopic 605-45, Revenue Recognition – Principal Agent Considerations, provides that the presentation of taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions (e.g. sales, use, and excise taxes) between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, the amounts of those taxes should be disclosed in the financial statements for each period for which a statement of operations is presented if those amounts are significant. Sales taxes for the years ended December 31, 2019 and 2018 were recorded on a net basis. Included in accrued expenses at, December 31, 2019 and 2018 is approximately $62,000 and $51,000 respectively, related to sales taxes.

Shipping and Handling Costs

The Company included shipping and handling costs in cost of sales on the accompanying statements of operations for the years ended December 31, 2019 and 2018.

Warranty

The Company warranties the sale of most of its products and records an accrual for estimated future claims. The standard warranty is typically for a period of three years. Such accruals are based upon historical experience and management's estimate of the level of future claims. The Company recorded a liability as of, December 31, 2019 and 2018 of $16,183 and $13,067, respectively and is included in cost of sales in the statements of operations and within accrued expenses on the accompanying balance sheets.

Advertising

Advertising costs are expensed as incurred. Total advertising expenses amounted to $0 and $15,181 for the years ended December 31, 2019 and 2018,respectively Total advertising are included in selling, general and administrative expenses on the accompanying statements of operations.

Research and Development Costs

Research and development costs are expensed as incurred. Total research and development costs amounted to $82,849 and $0 for the years ended December 31, 2019 and 2018, respectively. Total research and development costs are included in selling, general and administrative expenses on the accompanying statements of operations.

27

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2019 and 2018, diluted net loss per share is the same as basic net loss per share for each year.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations and comprehensive loss. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new accounting guidance, which is effective for the Company beginning on January 1, 2021. The impact is not expected to be significant.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2019	2018
Building	$875,000	$875,000
Furniture and equipment	24,987	24,987
	899,987	899,987
Less: accumulated depreciation and amortization	(128,893)	(104,436)
	$771,094	$795,551

Depreciation and amortization expense related to property and equipment was $24,457 and $22,339 for the years ended December 31, 2019 and 2018, respectively. Depreciation and amortization are included in selling, general and administrative expenses on the accompanying statements of operations.

NOTE 4.	REVOLVING LINE OF CREDIT

In November 2010, the Company obtained a revolving line of credit (the “Revolver”) with a financial institution that expired in November 2017 at which time all outstanding interest and principal became due. The Revolver was collateralized by substantially all of the Company’s assets; was personally guaranteed by the Company’s member and did not contain any financial covenants. The interest rate is based on the prime rate plus 4%, or 8.5% as of December 31, 2017. Interest on the Revolver is payable monthly in arrears in an amount equal to the actual accrued interest or $100, whichever is greater. The outstanding balance on the Revolver was $87,747 as of December 31, 2017. In November 2018, the revolver and all accrued interest were paid in full and the revolver was cancelled.

NOTE 5.	NOTES PAYABLE

In May 2018, the Company entered into a note payable with a third- party vendor as payment for an outstanding balance in the amount of $43,692. The note is interest free and requires monthly payments of $5,461 beginning June 15, 2018 with the remaining balance due and payable on December 15, 2018. The Company did not make timely payments as of December 15, 2018 which resulted in interest being accrued on the unpaid balance at a rate of ten percent beginning July 31, 2017. The outstanding balance as of December 31, 2019 and 2018 is $18,846 and $27,307, respectively.

Interest expense of $6,645 and $4,138 has been accrued in the Company’s balance sheets as of December 31, 2019 and 2018, respectively, of which $2,507 and $4,139 have been recorded in the Company’s statements of operations for the years then ended.

In October 2019, the Company entered into a future revenue sale agreement. Under the terms of the agreement, the Company agrees to sell $73,336 of its future revenues for a purchase price of $50,500 less transaction fees of $3,115 for a net advance of $47,385. Payments of $375 per day are to be made for principal and interest until the $73,336 is paid in full. The note payable is estimated to be paid in full in 2020. The outstanding balance as of December 31, 2019 is $40,307.

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Convertible Promissory Note

In May 2018, the Company borrowed $25,000 in conjunction with a convertible promissory note. The note matures in June 2020 and accrues interest at a rate of 8% per annum. The lender has the right at any time to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. In October 2019, the lender converted the $25,000 note and unpaid accrued interest of $2,948 into 39,363 shares of common stock. There is no beneficial conversion feature as the conversion price is at fair market value. The proceeds were used for operations (See Note 9).

In December 2019, the Company borrowed $50,000 in conjunction with a convertible promissory note. The note matures in May 2020 and is interest free. The lender has the right at any time to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. There is no beneficial conversion feature as the conversion price is at fair market value. The proceeds were used for operations.

NOTE 6.	KISS LIABILITY- RELATED PARTY

In November 2018, the Company entered into KISS agreement with a related party for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures twelve months from the issuance date in November 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet. The liability is currently in default.

Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. The Company has calculated the estimated number of conversion shares to be 7,298,905 and 8,042,246 at December 31, 2019 and 2018, respectively. KISS conversion shares are equal to the quotient obtained by dividing the Conversion Amount by the Conversion Price as defined in the agreement. At both December 31, 2019 and 2018, the Conversion Amount is the purchase price of $35,000. The conversion price is the quotient resulting from dividing (A) the Valuation Cap by (B) the Fully-Diluted Capitalization immediately prior to the conversion. "Valuation Cap" shall mean (i) US $82,497 for shares converted prior to July 1, 2020 (the "2020 Valuation Cap").

In October 2019, the related party converted 1,000,000 of the conversion shares at a value of $197,942, which was reclassed to additional paid-in-capital.

The fair market value of the KISS liability- related party at December 31, 2019 and 2018 is $1,444,761 and $1,621,805, respectively. Changes in fair market value are recorded as other income in the Company’s statements of operations. The change in fair market value for the year ended December 31, 2019, totaled $(20,898). The excess in value over the proceeds received totaled $1,586,805 in 2018.

The Company determined the fair value of the KISS liability using the estimated enterprise value of the Company, allocating the percentage of fully diluted pro-rata shares to the value of the KISS liability. The Company will mark to market the liability at each reporting period.

NOTE 7.	LONG-TERM DEBT

Note Payable

In March 2015, the Company entered into an $850,000 note payable (the “Original Note Payable”) with a third-party to finance the purchase of its office building (see note 8). The Original Note Payable consisted of interest-only payments at 4.5% per annum, payable monthly in arrears. The Original Note Payable was collateralized by a deed of trust in the office building. During 2015, the Company refinanced the Original Note Payable with bank debt and a new note payable (“Note Payable”) for the unpaid principal balance.

The Note Payable, effective December 31, 2015, was issued for a principal amount of $157,000 and personally guaranteed by the Company’s CEO. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding balance on the Note Payable at December 31, 2018 was $157,000. In August 2019, the Company’s CEO personally repaid $100,000 of the note payable to the third-party and was recorded as a reduction of the CEO’s amount due the Company. In October 2019, the lender converted the remaining balance of $57,000 and unpaid accrued interest of $5,373 into 87,849 shares of common stock (See Note 9).

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Bank Debt

In September 2015, the Company entered into a credit agreement for a $700,000 term loan with a financial institution. Payment terms consist of monthly payments in arrears of $3,547 for the first year outstanding. The monthly payment then increases to $4,574 until the term loan matures on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate for the first year was 1.99% per annum and increased to 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the office building. The proceeds were used to purchase a building for which the Company's operations are located. The net principal balance outstanding on the term loan at December 31, 2019 and 2018 was $592,001 and $616,075, respectively. The term loan is personally guaranteed by the Company’s CEO.

Related Party Notes Payable

In October 2013, the Company entered in to a $45,000 note payable with an individual related to the Company's CEO. The proceeds were used for operations. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. In October 2019, the related party lender converted the principal amount of $44,000 and unpaid accrued interest of $1,592 into 64,215 shares of common stock (See Notes 8 and 9). The outstanding principal balance on the related party note payable at December 31, 2018 was $44,000.

In July 2017, the Company entered into a $250,000 promissory note with its CEO. The proceeds were used for operations and Regulation A+ offering costs. The promissory note began accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest are due within ten days of the maturity date on September 30, 2020. Included in the accompanying balance sheets is $0 and $261,304 due from the Company’s CEO as of December 31, 2019 and 2018, respectively. At December 31, 2018, $250,000 of the promissory note and unpaid accrued interest, have been offset against the amount due from the Company’s CEO, leaving a receivable of $11,304. The note payable and accrued interest are deemed paid in full as of December 31, 2019.

In 2018, the Company entered into promissory notes totaling $105,000 with a related party, who is a significant stockholder. The Company entered into additional promissory notes with the related party for $213,000 during the year ended December 31, 2019, for a total of $318,000 outstanding. All notes mature at various times in 2020 and 2021. Interest will accrue at 10% per annum from the due date thereon until all principal is paid in full. Proceeds from the loans were used for operations. See Notes6, 8 and 12 for additional transactions with this related party.

Future aggregate maturities of long-term debt, excluding the short-term notes payable and the KISS liability-related party are as follows:

For the Years Ending December 31:
2020	$140,595
2021	229,994
2022	28,381
2023	29,838
2024	31,302
Thereafter	449,891
$910,001

The long-term debt agreements do not contain any financial covenants.

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NOTE 8.	RELATED PARTY TRANSACTIONS

The Company has a promissory note with a related party for $44,000 that was converted into shares of common stock in 2019 (see Note 7).

Included in the accompanying balance sheet is $261,305 of amounts due from the Company’s CEO as of December 31, 2018. The amount due is non-interest bearing, payable upon demand and has been net against the note payable due the Company’s CEO (see Note 7). In August 2019, the Company’s CEO personally repaid $100,000 of a note payable due to a third-party and was recorded as a reduction of the CEO’s amount due the Company.

During the year ended December 31, 2019, the Company’s CEO personally sold 693,750 shares of his common stock to several employees at par value (see Note 9).

The Company’s CEO personally guarantees certain amounts due under its long-term debt agreements.

In October 2019, the Company entered into an employment agreement with the Company’s CEO. The terms of the agreement include an annual base salary of $240,000 and a signing bonus of $500,000, as well as discretionary annual bonuses and participation in long-term incentive plans. The signing bonus may be paid in shares of the Company’s common stock. The agreement remains in effect until the earlier of the discharge or resignation of the CEO. In conjunction with the agreement, the $500,000 signing bonus has been accrued and included in selling, general and administrative expenses in the accompanying statement of operations during the year ended December 31, 2019.

On November 1, 2019, the Company’s board of directors and the majority of shareholders awarded CEO, Matthew Wolfson, 500,000 shares of Series A Preferred stock., which was valued at $355,000 or $.71 per share. The shares were issued as partial payment for the $500,000 signing bonus, for which $145,000 remained payable at December 31, 2019. See Note 9 regarding rights and preferences related to the Series A Preferred stock.

As of December 31, 2019, the Company entered into promissory notes totaling $318,000 with a related party (see Note 7).

In October 2019, the related party converted 1,000,000 of the conversion shares in conjunction with the outstanding KISS liability (see Note 6).

The Company sold the related party 452,114 shares of common stock in conjunction with its Reg A+ offering in 2018 (see Note 9).

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NOTE 9.	STOCKHOLDERS’ DEFICIT

In August 2017, the Company converted to a Delaware C Corporation. In conjunction with the conversion, the Company authorized 25 million shares of common stock with a par value of $0.00001 of which 15 million shares were issued to the Company’s sole member. The sole member’s percentage in the converted entity remained equal to the sole member’s interest in the LLC.  In October 2019, the Company’s board of directors and a majority of shareholders eligible to vote, adopted a resolution increasing the number of authorized common shares from Twenty- Five Million (25,000,000) to Fifty Million (50,000,000).

On November 1, 2019, the Company’s board of directors and a majority of shareholders eligible to vote adopted a resolution designating a new Series A Preferred Stock. One Million (1,000,000) shares were authorized. The Company has one class of Preferred Stock, which has been designated Series A Preferred. The Company has designated 1,000,000 shares of Series A Preferred, of which 500,000 shares have been issued and are outstanding. Holders of Series A Preferred hold rights to vote on all matters requiring a shareholder vote at 100 common shares vote equivalents for each share of Series A Preferred held. The Series A Preferred Stock shall hold senior liquidation rights to all other classes of shares, including, but not limited to Common Shares.

The Company’s Reg A+ filing with the Securities and Exchange Commission became effective in January 2018. The offering consisted of 7,042,254 shares of common stock at a price of $0.71 per share. The Company’s Reg A+ offering was closed on August 27, 2018. Pursuant to that offering, the Company sold and issued a total of 724,674 common shares to 46 shareholders with net proceeds of $441,662 which includes costs totaling $72,856. The Company incurred additional costs totaling $194,146, which have been recorded as a reduction in stockholders’ deficit as of December 31, 2018.

In 2018, the Company issued 243,584 common shares to 25 unaffiliated shareholders earned in its 2017 promotional program.

In October and November 2018, the Company received a total of $105,000 from two investors in exchange for 105,000 common shares of the Company at a price of $1.00 per share.

In November 2018, the Company entered into an agreement with a key supplier, whereby the Company exchanged 247,565 shares of common stock at a price of $0.71 per share as payment in full for the outstanding amount due the supplier of $175,771. The Company also entered into a development stock issuance agreement with the supplier under which the Company will compensate the supplier for future development services not to exceed $100,000 with shares of the Company’s stock at a per share price of $0.71. If at the time of delivery of a working prototype, the value of the 247,565 shares are worth less than the amount originally owed plus the amount owed under the development agreement, then additional shares will be issued to make the supplier whole at the then current stock price. (see Note 2). A working prototype has not yet been delivered.

In December 2018, the Company issued a warrant to a third party to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.71 per share. The warrant is fully vested upon issuance and expires December 1, 2023. Compensation expense of $48,905 has been recorded in selling, general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2018. The Company utilizes the Black Scholes valuation model which relies on certain assumptions to estimate the warrant’s fair value. The assumptions used in the determination of the fair value of the warrant awarded in 2018, are provided in the table below.

Assumptions
Expected volatility rate	88%
Expected dividend yield	0%
Average risk-free interest rate	2.51%
Expected term years	5.0

During the year ended December 31, 2019, the Company received a total of $110,000 from several investors in exchange for 146,759 common shares of the Company at a price of $0.71 per share.

During the year ended December 31, 2019, the Company’s CEO personally sold 693,750 shares of his common shares to several employees at par value. Compensation expense has been recorded at the fair market value of $492,563 and is included in selling, general and administrative expenses for the year then ended.

During the year ended December 31, 2019, the Company issued 213,461 common shares in conjunction with agreements for financial and marketing consulting services at a value of $151,557 or $0.71 per share. The value of the consulting services has been recorded as selling , general and administrative expenses in the Company’s statement of operations.

During the year ended December 31, 2019, the Company issued 219,596 common shares in conjunction with the conversion of various notes payable and unpaid accrued interest totaling $155,912.

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NOTE 10.	STOCK OPTIONS

In 2017, the Company’s Board of Directors approved the 2017 Employee and Consultant Stock Ownership Plan, (the “Plan”). The Plan provides that the Board of Directors may grant stock units, incentive stock options and non-statutory stock options to officers, key employees and certain consultants and advisors to the Company up to a maximum of 2,500,000 shares. Stock options granted under the Plan have ten-year terms with vesting terms to be determined by the administrator of the Plan. Stock unit grant terms will be set by the administrator and at the discretion of the administrator, be settled in cash, shares, or a combination of both.

 The Black-Scholes valuation model was utilized to estimate the fair value of the time-based options. The weighted average assumptions utilized in the valuation of the time-based option awards granted during the year ended December 31, 2019 are summarized as follows:

(1) Expected volatility is based on the historical volatilities of comparable public companies.

(2) Risk-free interest rate is based on the yields from US State Treasury zero-coupon issues for a term consistent with the expected life of the awards in effect at the date of grant.

(3) Expected life of the option

(4) The Company currently has no expectation of paying cash dividends on its common stock.

Assumptions
Expected volatility rate	88%
Expected dividend yield	0%
Average risk-free interest rate	2.51%
Expected term years	3	,0

The Company recorded pretax stock compensation expense of $157,168 during the year ended December 31, 2019, respectively. Stock-based compensation is included in selling, general, and administrative expense in the accompanying statements of operations.  Stock-based compensation expense is based on awards ultimately expected to vest. Total unrecognized stock-based compensation cost related to unvested time-based stock options was $24,953 as of December 31, 2019 and is expected to be recognized over a weighted-average period of 15 months.

	Number of shares	Weighted Average Exercise Price	Weighted Average Contractual term (years)
Options outstanding at December 31, 2018	-

Granted	651,250	$0.71

Exercised	-	-

Forfeited	(206,250)	$0.71

Expired	-	-

Options outstanding at December 31, 2019	445,000	$0.71	2.5

Exercisable at December 31, 2019	150,000	$0.71	2.5

Options exercisable and expected to vest at December 31, 2019	445,000	$0.71	2.5

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NOTE 11.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is subject to various loss contingencies and assessments arising in the normal course of the business, some of which relate to litigation, claims, property taxes and sales and use tax or goods and services tax assessments. The Company considers the likelihood of the loss or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies and assessments. An estimated loss contingency or assessment is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management regularly evaluates current information available to them to determine whether such accruals should be adjusted. Based on the information presently available, including discussion with counsel and other consultants, management believes that resolution of these matters will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

Operating Leases

The Company is obligated under certain non-cancellable operating leases for its corporate vehicles, which expired on various dates through February 2018. Total rental expense amounted to $5,123 for the year ended December 31, 2018, and is included in selling, general and administrative expenses in the accompanying statements of operations.

NOTE 12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through the date of this filing, which is the date that the financial statements were available to be issued and determined that there were no subsequent events or transactions that required recognition or disclosure in the financial statements, except as disclosed below.

In January 2020, the Company issued 10,355 shares of common stock to a vendor as settlement for a liability totaling $14,585.

In February 2020, the Company issued 200,000 shares of common stock in conjunction with a twelve-month agreement for consulting services.

In February 2020, the Company entered into a six- month consulting agreement with a third party. In conjunction with the agreement, the Company issued the third party 400,000 shares of common stock, with the option to issue an additional 900,000 shares at the Company’s discretion.

In April 2020, the Company issued 2,000,000 shares of stock to one of its employees as compensation.

In April 2020, the Company entered additional promissory notes totaling $58,000 due in 2021 with a related party for a total of $376,000.

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. COVID-19, and actions taken to mitigate it, have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the company, COVID-19 has had an adverse effect on our business, including our supply chains and distribution systems. While we are taking diligent steps to mitigate disruptions to our supply chain, we are unable to predict the extent or nature of these impacts at this time to our future financial condition and results of operations.

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SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ELECTROMEDICAL TECHNOLOGIES, INC.

By:	/s/ Matthew Wolfson
Matthew Wolfson, CEO
Date: April 29, 2020

Pursuant to the requirements of Regulation A, this Report has been signed below by the following persons on behalf of the Issuer and in the capacities on the dates indicated. on its behalf by the undersigned, thereunto duly authorized.

ELECTROMEDICAL TECHNOLOGIES, INC.

By:	/s/ Matthew Wolfson
Matthew Wolfson, CEO
And CFO
Date: April 29, 2020

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